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                                                                    Exhibit 99.5

                           BROKER LETTER TO CLIENTS
                                                                    May __, 2001

To Our Clients:

          We are sending this letter because we hold shares of Western Resources, Inc. ("Western Resources") common stock for you. Westar Industries, Inc. ("Westar Industries"), a wholly owned subsidiary of Western Resources, has distributed (the "Rights Offering") non-transferable rights (the "Rights") to subscribe for and purchase from Westar Industries shares of its common stock, par value $.01 per share.

          As described in the enclosed Prospectus, as an eligible shareholder of Western Resources, you will receive one Right for every six shares of Western Resources common stock carried by us in your account as of May 9, 2001 (the "Record Date"), provided that each such eligible shareholder will receive at least one Right. Each Right will entitle you to subscribe for and purchase from Westar Industries one share of Common Stock (the "Basic Subscription Privilege") at $10 per share (the "Subscription Price"). In addition to your Basic Subscription Privilege, you may subscribe for additional Common Stock (the "Over-Subscription Privilege") at the Subscription Price per share prior to the Expiration Date. The number of shares of additional Common Stock for which you may over-subscribe is the higher of (1) five times the number of Rights you received in the Rights Offering and (2) 100 shares of Common Stock. You may only exercise your Over-Subscription Privilege if you exercised your Basic Subscription Privilege in full. If the Common Stock available is not sufficient to satisfy all subscriptions (the "Excess Shares") pursuant to your Over-Subscription Privilege, Westar Industries will allocate the Excess Stock among those eligible shareholders of Western Resources exercising their Over-Subscription Privilege. The allocation will be made first to holders of less than 100 Rights so that those holders may subscribe for 100 shares of Common Stock (or the next higher multiple of 10 shares Common Stock) and thereafter pro rata among all holders exercising the Over-Subscription Privilege.

          Westar Industries will pay to brokers 10 cents for each share of Westar Common Stock purchased upon the exercise of Rights (including shares of Westar Common Stock purchased pursuant to the Over-Subscription Privilege) by a beneficial owner of up to 5,000 shares of Western Resources common stock on the Record Date, as well as any Over-Subscription Privilege.

          We have enclosed your copy of the (1) Prospectus and (2) Instructions as to Use of Rights Certificates. The materials enclosed are being forwarded to you as the beneficial owner of Western Resources common stock carried by us in your account, but not registered in your name. Exercises of Rights may be made only by us as the registered holder of Rights and pursuant to
                   -----------------------------------
your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Westar Common Stock to which you are entitled pursuant to the terms and conditions set forth in the enclosed Prospectus and Instructions.
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                                      -2-

          You should forward your instructions to us as promptly as possible to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering. The Rights Offering will expire at 5:00 p.m. New York City time on July 13, 2001, unless extended by Westar Industries in its sole discretion (the "Expiration Date"). Any exercise of the Rights or the Over-Subscription Privilege may not be revoked unless the Expiration Date is extended for more than thirty days or a material change in the terms of the Rights Offering is made.

          If you wish to have us, on your behalf, exercise Rights to purchase any Westar Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this Letter. Payment for the Subscription Price will be deducted from such account as is indicated by you on the attached instruction sheet. If insufficient funds are in such account you shall deposit sufficient funds in an account with us from which we may make the appropriate payment deduction. Such deposit should be made in funds which are available at the time you deliver your instructions on exercise to us. IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS, WE WILL NOT EXERCISE YOUR RIGHTS, AND YOUR RIGHTS WILL EXPIRE WITHOUT VALUE.

          ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO YOUR ACCOUNT REPRESENTATIVE.
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                                      -3-

                        BENEFICIAL OWNERS ELECTION FORM

                             INSTRUCTIONS TO BROKER

          The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus materials referred to therein relating to the offering of non-transferable rights ("Rights") to purchase shares of common stock, par value $.01 per share, of Westar Industries, Inc. (the "Common Stock").

          This will instruct you whether to exercise Rights to purchase the Common Stock pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of Rights Certificates.

[_]  1.  Please DO NOT EXERCISE RIGHTS for Common Stock.

[_]  2.  Please EXERCISE RIGHTS for Common Stock as set forth below:

          Basic Subscription:  _______________ x $10 per share = $ __________
                             (number of shares)

          Over-Subscription:   _______________ x $10 per share = $ __________
                             (number of shares)

          Total Payment Required = $____________

          Payment enclosed: $______________

          Please deduct payment from the following account maintained with you as follows:

          Type of Account _______________   Account No.________________

          Amount to be Deducted: $______________



                                    Signature(s) _______________________

                                    Please type or print name(s) below


                                    _________________________________

                                    Date:  ___________, 2001